EXHIBIT 10.4A

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

AMENDED AND RESTATED LICENSE AGREEMENT

THIS AMENDED AND RESTATED LICENSE AGREEMENT, together with exhibits attached hereto, (the “Amended and Restated License Agreement”) is entered into as of the Execution Date and effective as of November 1, 2006 (the “Effective Date”), by and between Equilon Enterprises LLC dba Shell Oil Products US, a Delaware limited liability company, having a place of business at 910 Louisiana Street, Houston, Texas 77002 (“Shell”), and Codexis, Inc., a Delaware corporation, having a place of business at 200 Penobscot Drive, Redwood City, California 94063 (“Codexis”). Shell and Codexis may each be referred to herein individually as a “Party” or, collectively, as the “Parties.”

RECITALS

WHEREAS, Shell and Codexis entered into a certain License Agreement effective as of November 1, 2006, pursuant to which Codexis granted to Shell certain license rights under Codexis Patent Rights, Codexis Licensed Technology, Program Patent Rights and Program Technology (in each case, as defined below) so that Shell can manufacture, use, sell, offer for sale and import Licensed Products, including without limitation through the grant of sublicense rights for such purposes under such Codexis Patent Rights, Codexis Licensed Technology, Program Patent Rights and Program Technology.

WHEREAS, the Parties desire to amend and restate such License Agreement, all on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the promises and undertakings set forth herein, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

Capitalized terms not otherwise defined herein will have the meaning set forth below.

1.1 “Acquired Technology” has the meaning set forth in the Amended and Restated Research Agreement.

1.2 “Affiliate” means,

(a) with respect to Codexis, any business entity controlling, controlled by, or under common control with Codexis. For the purpose of this Section 1.2(a) only, “control” means (i) the possession, directly or indirectly, of the power to direct the management or policies of a business entity, whether through the ownership of voting securities, by contract or otherwise, or (ii) the ownership, directly or indirectly, of at least fifty percent (50%) of the voting securities or other ownership interest of a business entity; provided that, if local law requires a minimum percentage of local ownership, control will be established by direct or indirect beneficial ownership of one hundred percent (100%) of the maximum ownership percentage that may, under such local law, be owned by foreign interests; and

(b) with respect to Shell, Royal Dutch Shell plc and any company (other than Shell) which is from time to time directly or indirectly affiliated with Royal Dutch Shell plc. For the purpose of this Section 1.2(b) only, a particular company is (i) directly affiliated with another company or companies if that latter company beneficially owns or those latter companies together beneficially own fifty per cent or more of the voting rights attached to the ownership interest of the particular company; and (ii) is indirectly affiliated with company or companies if a series of companies can be specified, beginning with that latter company or companies and ending with the first mentioned company, so related that each company of the series (except the latter company or companies) is directly affiliated with one or more of the companies earlier in the series.

1.3 “Amended and Restated Research Agreement” means the Amended and Restated Collaborative Research Agreement entered into by Shell and Codexis on the Execution Date and effective as of the Effective Date.

1.4 “Biocatalyst” means an enzyme or a Microbe that can enzymatically catalyze a particular chemical reaction, and which enzyme or Microbe arose out of the Program.

1.5 “Biomass” means organic, non-fossil, plant-derived matter available on a renewable basis, including, for example, crops and/or trees grown or harvested for use for fuel and/or fuel additive production, agricultural food and feed crops, aquatic plants and, in each case, organic wastes derived from the foregoing, including municipal wastes (e.g., newspapers).

1.6 “Codexis Licensed Technology” means any Technology and Materials Controlled by Codexis as of the earlier of the expiration or termination of the Program that is necessary or useful for the practice of the Program Technology; provided that the Codexis Licensed Technology shall expressly exclude the Shuffling Technology.

1.7 “Codexis Patent Rights” means all Patents Controlled by Codexis covering Codexis Licensed Technology.

1.8 “Confidential Information” means any and all non-public and proprietary Information that is specifically designated as such and that is disclosed by either Party to the other in written or other similar form in connection with this Amended and Restated License Agreement and that, if orally or visually disclosed, shall be summarized in writing in detail and specifically designated as proprietary and such summary delivered to the receiving Party within thirty (30) days after such disclosure.

1.9 “Contract Year” means a year beginning on the Effective Date, or an anniversary of the Effective Date during the Term, and ending one (1) year after such respective date.

1.10 “Control” means, with respect to an item, Information, Patent or an intellectual property right, possession of the ability, whether arising by ownership or license or otherwise, to grant a license or sublicense as provided for herein under such item, Information, Patent or right without violating the terms of any written agreement with any Third Party.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.11 “Execution Date” means November 1, 2007.

1.12 “First Sale” means the first transfer by Shell or a Shell Affiliate or a sublicensee of a Licensed Product to (a) Shell or a Shell Affiliate (where Shell or such Shell Affiliate is the end-user of such Licensed Product) or (b) a Third Party, in exchange for cash, or cash equivalent to which value can be assigned after production of the [*] (i) [*] of Licensed Product in the [*] Field of Use, (ii) [*] of Licensed Product in the [*] Field of Use, and (iii) [*] of Licensed Product in the [*] Field of Use.

1.13 “Fuel Field of Use” means the conversion of fermentable sugars derived from Biomass into liquid fuel and/or liquid fuel additives. For purposes of this Section 1.13 only, (a) “liquid” means [*], and (b) “fuel additive” means [*].

1.14 “Index” means [*]. In the event that such index becomes unavailable, the Parties will agree on an index to be used in substitution of such unavailable index within sixty (60) days after the date that such index is no longer available.

1.15 “Information” means data, results, evaluations, inventories, Microbes, show-how, know-how, computer chip and programs, processes, machines, biological chemicals, intermediates, trade secrets, techniques, methods, developments, materials, methods of analysis, compositions of matter, copyrights or other information.

1.16 “Intermediate Field of Use” means the conversion of Biomass into fermentable sugars, such sugars to be converted into (a) liquid fuel and/or liquid fuel additives and/or (b) Lubricants. For purposes of this Section 1.16 only, (i) “liquid” means [*], and (ii) “fuel additive” means [*]. For purposes of clarification, the Intermediate Field of Use shall not include the Fuel Field of Use or the Lubricant Field of Use.

1.17 “Licensed Field of Use” means the Fuel Field of Use, the Intermediate Field of Use and the Lubricant Field of Use.

1.18 “Licensed Product” means any product, the manufacture, use, offer for sale, sale or importation of which, (a) is covered by one or more claims within the Program Patent Rights or the Codexis Patent Rights which has not expired and has not been held invalid or unenforceable by a court of competent jurisdiction from which no appeal can be taken, or (b) utilizes the Program Technology or the Codexis Licensed Technology.

1.19 “Lubricant” means [*].

1.20 “Lubricant Field of Use” means the conversion of fermentable sugars derived from Biomass into a Lubricant.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.21 “Microbes” means whole (live or dead) prokaryotic organisms and/or yeasts and/or fungi or extracts thereof. Microbes shall not include land plants, including nonseed plants (Bryophytes, Tracheophytes) such as liverworts, mosses, ferns, and seed plants, such as gymnosperms and angiosperms (monocot and dicots); and/or non-land plants, including Prasinophytes, Chlorophyceae, Trebouxiouphyceae, Ulvophyceae, Chlorokybales, Streptophyta, Klebsormidiales, Zygnematales, Charales, Coleochaetales and Embryophytes.

1.22 “Monthly Index Average” means the sum of the monthly values for the Index in the relevant period divided by the number of months in such period.

1.23 “Patents” means all patent applications and patents, whether domestic or foreign, covering patentable inventions within the Codexis Licensed Technology or the Program Technology, as applicable, all continuations, continuations in part and divisions of such patent applications and of patent applications from which such patents issued, all patents issuing from any of such patent applications, and all renewals, reissues, re-examinations and extensions of any of such patents.

1.24 “Program” has the meaning set forth in the Amended and Restated Research Agreement.

1.25 “Program Licensed Technology” means any Technology and Materials developed under the Amended and Restated Research Agreement related to the Program; provided, however, that Program Licensed Technology expressly excludes Shuffling Technology.

1.26 “Program Patent Rights” means the Patents covering Program Technology set forth on Exhibit 1.26 attached hereto, as updated by the Parties from time to time in accordance with Section 4.1.

1.27 “Royalty Adjustment Date” means the date of First Sale of the first Licensed Product in the Licensed Field of Use or each anniversary of such date, as the context requires.

1.28 “Shuffling” means the characterization, development and optimization of genes and proteins for commercial uses through the recombination and/or rearrangement and/or mutation of genetic material for the creation of genetic diversity.

1.29 “Shuffling Technology” means any and all techniques, methodologies, processes, materials and/or instrumentation Controlled by Codexis, including without limitation any and all patent rights, know-how, confidential information and materials relating thereto, that, in each case, relates to Shuffling, and generally applicable screening techniques, methodologies, or processes of using the resulting genetic material to identify potential usefulness.

1.30 “Technology and Materials” means and includes all materials, technology, technical information, intellectual property, know-how, expertise and trade secrets related to the Licensed Field of Use.

1.31 “Third Party” means any party other than Codexis, Shell or Affiliates of either Party.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE 2

LICENSE GRANT

2.1 Grants to Shell. Subject to the terms and conditions of this Amended and Restated License Agreement:

(a) Codexis hereby grants to Shell, under all of Codexis’ rights and interest in Program Patent Rights and Program Licensed Technology, an exclusive, worldwide, royalty-free license to manufacture and have manufactured (such have manufactured right subject to Section 2.4) Biocatalysts developed under the Program solely for the purpose of using such Biocatalysts in the manufacture of a Licensed Product in the Licensed Field of Use, such use in accordance with the license granted by Codexis to Shell under Section 2.1(b) and such license to include the right to grant sublicenses provided that any such grant of a sublicense is made together with a grant of a sublicense under the rights granted to Shell pursuant to Section 2.1(b); and

(b) Codexis hereby grants to Shell, under all of Codexis’ rights and interest in Program Patent Rights and Program Licensed Technology, an exclusive, worldwide, royalty-bearing license, including the right to grant sublicenses, to manufacture, have manufactured, use, sell, offer for sale and import any Licensed Product in the Licensed Field of Use; and

(c) Codexis hereby grants to Shell, under all of Codexis’ rights and interest in Codexis Patent Rights and Codexis Licensed Technology, a non-exclusive, worldwide, royalty-free (subject to Acquired Technology Third Party Payments in Section 3.2) license to:

(i) manufacture and have manufactured (such have manufactured right subject to Section 2.4) Biocatalysts developed under the Program solely for the purpose of using such Biocatalysts in the manufacture of a Licensed Product in the Licensed Field of Use, such use in accordance with the license granted by Codexis to Shell under Section 2.1(b) and such license to include the right to grant sublicenses provided that any such grant of a sublicense is made together with a grant of a sublicense under the rights granted to Shell pursuant to Section 2.1(b); and

(ii) manufacture, have manufactured, use, sell, offer for sale and import any Licensed Product in the Licensed Field of Use, such license to include the right to grant sublicenses provided that any such grant of a sublicense is made together with a grant of a sublicense under the rights granted to Shell pursuant to Section 2.1(b).

For purposes of clarification, Shell and Codexis acknowledge and agree that use of a Biocatalyst to manufacture a Licensed Product may generate by-products and other materials other than Licensed Products, and that the disposition of such by-products and other materials, whether by sale, use or disposal, is the exclusive responsibility and solely within the control and discretion of Shell, without any obligation to Codexis.

2.2 Reservation. Notwithstanding anything to the contrary, Codexis retains the right to use Program Patent Rights and Program Technology for internal research purposes in the Licensed Field of Use in accordance with the terms and conditions of the Amended and Restated Research Agreement.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2.3 Limitation.

(a) Except as expressly provided in this Amended and Restated License Agreement and the Amended and Restated Research Agreement, no right, title, or interest is granted by Codexis to Shell.

(b) Notwithstanding anything to the contrary, the licenses granted by Codexis to Shell under Section 2.1 do not include, and Shell shall not acquire by virtue of such license grants, any right in, to or under the Shuffling Technology.

2.4 Right of First Negotiation – Biocatalyst Manufacturing. In the event Shell, either itself or through an Affiliate of Shell, seeks to out-source the manufacture of any particular Biocatalyst developed under the Program, Shell shall provide written notice to Codexis and Codexis shall have a right of first negotiation for the manufacture of such particular Biocatalyst, under the terms and conditions of a separate Biocatalyst supply agreement which will be negotiated. The date of Codexis’ receipt of such written notice will be the start of a one hundred twenty (120) day period during which, upon Codexis’ election, the terms and conditions of such supply agreement will be negotiated. If mutually acceptable terms and conditions have not been agreed prior to the end of such one hundred twenty (120) day period, Shell, either itself or through an Affiliate of Shell, will be free to negotiate with Third Parties for the manufacture of such particular Biocatalyst, but may not enter into any agreement for such manufacture under terms and conditions that are less favorable to Shell (or its Affiliate) than the terms and conditions last offered to Codexis. For purposes of clarification, in the event that Shell grants a sublicense right under the Program Patent Rights or the Codexis Patent Rights to a Third Party pursuant to Section 2.1, Shell shall use best efforts to include similar rights of negotiation in favor of Codexis in any such sublicense.

ARTICLE 3

PAYMENTS, REPORTS AND RECORDS

3.1 Consideration.

(a) In consideration of the rights and license granted herein, Shell shall pay to Codexis [*] cents per gallon of Licensed Product, where such Licensed Product is sold or transferred in exchange for cash or cash equivalent or other consideration to which value can be assigned for use in the Intermediate Field of Use, by either Shell or a Shell Affiliate or a sublicensee to (1) Shell or a Shell Affiliate (where Shell or such Shell Affiliate is the end-user of such Licensed Product) or (2) a Third Party, in each case after the First Sale (in all cases, the “Intermediate Royalty”); provided that the Intermediate Royalty shall be adjusted on each Royalty Adjustment Date according to changes in the Index as set forth below:

(i) The initial adjustment shall be made on the date of First Sale of the first Licensed Product in the Licensed Field of Use by multiplying the initial Intermediate

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Royalty by (A/B), where A = the Monthly Index Average during the most recent twelve (12) month period for which final, corrected data are available preceding the date of First Sale of such first Licensed Product in the Licensed Field of Use, and B = the Monthly Index Average between November 1, 2007 and the most recent date for which final, corrected data are available prior to the date of First Sale of such Licensed Product.

(ii) After the year following the date of First Sale of the first Licensed Product in the Licensed Field of Use, the Intermediate Royalty shall be adjusted annually on each Royalty Adjustment Date by multiplying the then-current Intermediate Royalty by (X/Y), where X = the Monthly Index Average during the most recent twelve (12) month period preceding such Royalty Adjustment Date for which final, corrected data are available, and Y = the Monthly Index Average for the twelve (12) month period beginning sixteen (16) months prior to such Royalty Adjustment Date and ending twenty-seven (27) months prior to such Royalty Adjustment Date.

The adjustments to the Intermediate Royalty shall be rounded to the nearest [*]. The Intermediate Royalty obtained after each adjustment shall be the Intermediate Royalty due from the applicable Royalty Adjustment Date until the subsequent Royalty Adjustment Date.

By way of example, if the Monthly Index Average during the twelve (12) month period preceding the date of First Sale of the first Licensed Product in the Licensed Field of Use for which final, corrected data are available equals two hundred twenty (220) and the Monthly Index Average between November 1, 2007 and the most recent date for which final, corrected data are available prior to the date of First Sale of such Licensed Product equals two hundred (200), then the Intermediate Royalty shall be adjusted by an amount equal to 220/200, or 1.1, such that the Intermediate Royalty for the subsequent twelve (12) month period shall equal [*] cents per gallon of Licensed Product in the Intermediate Field of Use times 1.1, or [*] cents per gallon of Licensed Product in the Intermediate Field of Use.

By way of further example, if the Monthly Index Average during the most recent twelve (12) month period preceding the subsequent Royalty Adjustment Date for which final, corrected data are available equals two hundred nine (209), and the Monthly Index Average for the twelve (12) month period beginning sixteen (16) months prior to such Royalty Adjustment Date and ending twenty-seven (27) months prior to such Royalty Adjustment Date equals two hundred twenty (220), then on such Royalty Adjustment Date the Intermediate Royalty shall be adjusted by an amount equal to 209/220, or 0.95, such that, if the Intermediate Royalty on such Royalty Adjustment Date is equal to [*] cents per gallon, the Intermediate Royalty for the subsequent twelve (12) month period shall equal [*] cents per gallon of Licensed Product in the Intermediate Field of Use times 0.95, or [*] cents per gallon of Licensed Product in the Intermediate Field of Use.

(b) Subject to the last sentence of this paragraph, in consideration of the rights and license granted herein, Shell shall pay to Codexis [*] cents per gallon of Licensed Product, where such Licensed Product is sold or transferred in exchange for cash or cash equivalent or other consideration to which value can be assigned for use in the Fuel Field of Use, by either Shell or a Shell Affiliate or a sublicensee to (1) Shell or a Shell Affiliate (where Shell or such

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Shell Affiliate is the end-user of such Licensed Product) or (2) a Third Party, in each case after the First Sale (in all cases, the “Fuel Royalty”). Notwithstanding the foregoing, Shell and Codexis acknowledge and agree that as of Execution Date, there is insufficient data available to definitively determine the appropriate royalty rate for the manufacture, use, offer for sale, sale or importation of Licensed Product(s) in the Fuel Field of Use. The Parties thus agree to engage in negotiations regarding such royalty on or before [*]; provided, however, that, if the Parties are unable to agree upon such royalty rate after such negotiations, the royalty rate shall equal [*] cents per gallon of such Licensed Product; provided, further, that the Fuel Royalty shall be adjusted on each Royalty Adjustment Date according to changes in the Index as set forth below.

(i) The initial adjustment shall be made on the date of First Sale of the first Licensed Product in the Licensed Field of Use by multiplying the initial Fuel Royalty by (A/B), where A = the Monthly Index Average during the most recent twelve (12) month period for which final, corrected data are available preceding the date of First Sale of such first Licensed Product in the Licensed Field of Use, and B = the Monthly Index Average between November 1, 2007 and the most recent date for which final data are available prior to the date of First Sale of such Licensed Product.

(ii) After the year following the date of First Sale of the first Licensed Product in the Licensed Field of Use, the Fuel Royalty shall be adjusted annually on each Royalty Adjustment Date by multiplying the then-current Fuel Royalty by (X/Y), where X = the Monthly Index Average during the most recent twelve (12) month period preceding such Royalty Adjustment Date for which final, corrected data are available, and Y = the Monthly Index Average for the twelve (12) month period beginning sixteen (16) months prior to such Royalty Adjustment Date and ending twenty-seven (27) months prior to such Royalty Adjustment Date.

The adjustments to the Fuel Royalty shall be rounded to the nearest [*]. The Fuel Royalty obtained after each adjustment shall be the Fuel Royalty due from the applicable Royalty Adjustment Date until the subsequent Royalty Adjustment Date.

By way of example, if the Monthly Index Average during the twelve (12) month period preceding the date of First Sale of the first Licensed Product in the Licensed Field of Use for which final, corrected data are available equals two hundred twenty (220) and the Monthly Index Average between November 1, 2007 and the most recent date for which final, corrected data are available prior to the date of First Sale of such Licensed Product equals two hundred (200), then the Fuel Royalty shall be adjusted by an amount equal to 220/200, or 1.1, such that the Fuel Royalty for the subsequent twelve (12) month period shall equal [*] cents per gallon of Licensed Product in the Fuel Field of Use times 1.1, or [*] cents per gallon of Licensed Product in the Fuel Field of Use.

By way of further example, if the Monthly Index Average during the most recent twelve (12) month period preceding the subsequent Royalty Adjustment Date for which final, corrected data are available equals two hundred nine (209), and the Monthly Index Average for the twelve (12) month period beginning sixteen (16) months prior to such Royalty Adjustment Date and ending twenty-seven (27) months prior to such Royalty Adjustment Date equals two hundred twenty (220), then on such Royalty Adjustment Date the Fuel Royalty shall be adjusted by an amount

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

equal to 209/220, or 0.95, such that, if the Fuel Royalty on such Royalty Adjustment Date is equal to [*] cents per gallon, the Fuel Royalty for the subsequent twelve (12) month period shall equal [*] cents per gallon of Licensed Product in the Fuel Field of Use times 0.95, or [*] cents per gallon of Licensed Product in the Fuel Field of Use.

(c) Shell and Codexis acknowledge and agree that Codexis will initiate work to develop Program Patent Rights and Program Licensed Technology with respect to Licensed Product(s) in the Lubricant Field of Use only after an appropriate royalty rate for such Licensed Products has been agreed upon by the Parties and, as of Execution Date, there is insufficient data available to definitively determine the appropriate royalty rate for the manufacture, use, offer for sale, sale or importation of Licensed Product(s) in the Lubricant Field of Use. The Parties thus agree to engage in negotiations regarding such royalty prior to initiating development of a Licensed Product within the Lubricant Field of Use. Notwithstanding, Codexis agrees to grant a right for the Lubricant Field of Use in similar scope to Section 2.1 at an agreed upon price per gallon or percentage of gross revenues.

(d) Shell shall notify Codexis promptly, in writing, of the date of the First Sale for each Licensed Product and, in the case where such First Sale is made by a sublicensee of Shell or a Shell Affiliate, the identity of such sublicensee.

(e) Beginning with the date of the First Sale of any Licensed Product, Shell, within ninety (90) days after the end of each calendar quarter after such date, shall provide to Codexis a statement of royalties due to Codexis pursuant to Sections 3.1(a), 3.1(b) and/or 3.1(c) and, together with such statement, the payments due to Codexis pursuant to such Sections 3.1(a), 3.1(b) and/or 3.1(c). All such reports will be held as Confidential Information in accordance with Article 5.

3.2 Third Party Payments. If Codexis is required to pay a royalty or any other payment to any Third Party, other than Maxygen, Inc. or its successor, for the use of the Codexis Patent Rights and the Codexis Licensed Technology as a result of the use of any Acquired Technology, Shell shall reimburse Codexis for such royalty or other payment provided Shell has agreed in writing to obtain such Acquired Technology. For purposes of clarification, if Codexis uses such Acquired Technology for purposes outside the Licensed Field of Use, the Parties shall first agree on the proportion of such payments to be reimbursed by Shell for the use of such Acquired Technology in the Licensed Field of Use in accordance with Section 7.2 of the Amended and Restated Research Agreement.

3.3 Mode of Payment. All payments made pursuant to this Amended and Restated License Agreement shall be made by direct wire transfer of United States Dollars in immediately available funds in the requisite amount to such bank account as Codexis may from time to time designate by written notice to Shell. To the extent permitted under applicable law, the Parties shall use diligent efforts to utilize any exemption available to minimize any taxes, fees or other charges imposed on payments to Codexis under the terms of this Amended and Restated License Agreement.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3.4 Late Payment Interest. Any payment due and payable to Codexis under the terms and conditions of this Amended and Restated License Agreement made by Shell after the date such payment is due to be paid shall bear interest as of the day after the date such payment was due to be paid and shall continue to accrue such interest until payment of the amount due is made. The interest rate to be applied to any payment not paid when due shall be equal to the lesser of either (a) two percent (2%) above the prime rate as reported by Citibank, New York, New York on the date such payment was due to be paid, or (b) the maximum rate permitted by applicable law on such date, and shall apply until the date that payment is issued by Shell to Codexis.

3.5 Records.

(a) Shell will keep, and will require its Affiliates and sublicensees to keep, complete, true and accurate books of account and records for the purpose of showing the derivation of all Royalties payable to Codexis under this Amended and Restated License Agreement. Said books and records will be kept for at least three (3) years following the end of the calendar year to which they pertain and shall be available, after not less than fifteen (15) business days prior written notice, for inspection by an independent public accountant, certified in the U.S. and affiliated with an internationally recognized accounting firm selected by Codexis and reasonably acceptable to Shell, for the purpose of verifying statements provided to Codexis pursuant to Section 3.1(e) regarding royalties due to Codexis. Such independent public accountant will be obliged by Codexis to treat all materials made available for inspection by Shell as Confidential Information in accordance with Article 5.

(b) In the event that the independent public accountant described in Section 3.5(a) alleges that an underpayment or an overpayment has been made, and the Parties agree on the amount of such underpayment or such overpayment, Shell, in the event of an underpayment, will pay to Codexis the full amount of such underpayment within ten (10) days after such agreement between the Parties or, in the event of an overpayment, may credit the amount of such overpayment against any future payment due to Codexis under this Amended and Restated License Agreement. Codexis shall bear the full cost of the performance of any audit performed under Section 3.5(a), unless such audit discloses a variance to the detriment of Codexis of more than ten percent (10%) (determined on an aggregate basis for all payments covered by the audit), and the Parties agree that such variance is correct, in which case, Shell shall bear the full cost of the performance of such audit.

(c) Notwithstanding the provisions of Section 10.7, in the event that the independent public accountant described in Section 3.5(a) alleges that an underpayment or an overpayment has been made, and the Parties do not agree on the amount of such underpayment or such overpayment, the Parties, within thirty (30) days, shall mutually select a U.S.-based internationally recognized public accounting firm which shall review the amount in dispute (including supporting documentation) and resolve such dispute within thirty (30) days after selection of such firm. Such U.S.-based internationally recognized public accounting firm will be obliged to Codexis to treat all materials made available for inspection as Confidential Information of Codexis or Shell in accordance with Article 5. In the event that such U.S.-based internationally recognized public accounting firm determines that an underpayment or an overpayment has been

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

made, Shell, in the event of an underpayment, will pay to Codexis the full amount of such underpayment within ten (10) days after such agreement between the Parties or, in the event of an overpayment, may credit the amount of such overpayment against any future payment due to Codexis under this Agreement. Each Party shall pay fifty percent (50%) of the expenses for such public accounting firm; provided, however, that if the audit performed by such accounting firm discloses a variance to the detriment of Codexis of more than ten percent (10%) (determined on an aggregate basis for all payments covered by the audit), Shell shall reimburse Codexis for Codexis’ portion of the expenses for such audit with fifteen (15) days after Codexis’ written request for such reimbursement and, in addition, the cost of the initial audit by Codexis pursuant to Section 3.5(a). The recommendation of such U.S.-based internationally recognized public accounting firm pursuant to this Section 3.5(c) shall be final and binding upon the Parties.

3.6 Payment Term. Unless otherwise terminated as provided herein, Shell’s payment obligations to Codexis pursuant to Section 3.1 of this Amended and Restated License Agreement shall continue:

(a) In the Intermediate Field of Use until the later of (i) twenty (20) years after the First Sale of a Licensed Product in the Intermediate Field of Use or (ii) the expiration of the last to expire patent included in the Codexis Patent Rights and Program Patent Rights;

(b) In the Fuel Field of Use until the later of (i) twenty (20) years after the First Sale of a Licensed Product in the Fuel Field of Use or (ii) the expiration of the last to expire patent included in the Codexis Patent Rights and Program Patent Rights; and

(c) In the Lubricant Field of Use until the later of (i) twenty (20) years after the First Sale of a Licensed Product in the Lubricant Field of Use or (ii) the expiration of the last to expire patent included in the Codexis Patent Rights and Program Patent Rights;

provided, however, in the event of the expiration of this Amended and Restated License Agreement as a result of expiration of the last to expire patent included in the Codexis Patent Rights and Program Patent Rights, or in the event of termination by Shell pursuant to Section 9.2, all licenses granted by Codexis to Shell pursuant to Section 2.1 shall remain in place in perpetuity.

ARTICLE 4

PATENT MATTERS

4.1 Provisions Concerning Filing, Prosecution and Maintenance of Patent Rights. The filing, prosecution and maintenance of Program Patent Rights during the term of this Amended and Restated License Agreement will be governed by Article 5 of the Amended and Restated Research Agreement. From time to time during the term of this Amended and Restated License Agreement, but at least once per each Contract Year, the Parties will update the list of patent applications and patents within the Program Patent Rights set forth on Exhibit 1.26 based on the filing, issuance or lapse of the relevant patent applications and patents.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

4.2 Notice. Each Party shall promptly provide written notice to the other Party of any (a) alleged infringement by a Third Party of any Patents licensed to Shell hereunder, or (b) claim of infringement by a Third Party that the activities of a Party infringe patent rights of such Third Party. Together with such notice, the notifying Party shall provide the other Party with all available evidence of such alleged infringement which is not under confidentiality obligations with respect to a Third Party.

4.3 Enforcement by Codexis. During the term of this Amended and Restated License Agreement, Codexis shall have the right, but not the obligation, to institute legal action against a Third Party for infringement of any Patents licensed to Shell hereunder. Codexis shall bear the entire cost of such legal action, and shall be entitled to retain the entire amount of any recovery.

4.4 Enforcement by Shell. In the event that Codexis elects not to initiate legal action for infringement of any Patents exclusively licensed to Shell hereunder, Shell, after not less than twenty (20) business days prior written notice to Codexis, may initiate legal action for patent infringement and, to the extent necessary to initiate and maintain such legal action, join Codexis as a party plaintiff; provided that credible evidence of continuing infringement exists. Shell shall have the right to compromise, litigate, settle or otherwise dispose of any such legal action; provided, however, Shell shall keep Codexis informed of the status of any such legal action in a timely manner, and shall obtain Codexis’ prior written consent to such part of any settlement which contemplates payment or other action by Codexis or has a material adverse effect on Codexis’ business or the Program Patent Rights or the Codexis Patent Rights. In any such legal action, Codexis shall have the right, but not the obligation, at Codexis’ expense, to be represented by counsel of Codexis’ choosing.

4.5 Defense. [*] shall, at [*] expense, initiate legal action in defense of any claim of infringement by a Third Party of patents owned or otherwise controlled by such Third Party by the practice of the Program Licensed Technology or the Codexis Licensed Technology in the Licensed Field of Use. [*] shall have the right to compromise, litigate, settle or otherwise dispose of any such legal action; provided, however, [*] shall keep [*] informed of the status of any such legal action in a timely manner, and shall not settle any such legal action under terms which would contemplate payment or other similar action by [*] or would have a material adverse effect on [*] business with respect to the Program Patent Rights or the Codexis Patent Rights in the Field of Use without [*] prior written consent. In any such legal action, [*] shall have the right, but not the obligation, at [*] expense (such expense not to be reimbursed by [*]), to be represented by counsel of [*] choosing.

4.6 Cooperation. In any suit or legal action to enforce and/or defend the Program Patent Rights or the Codexis Patent Rights, the Party not in control of such suit or legal action, at the reasonable request of the controlling Party, shall cooperate in all respects and, to the extent reasonably possible, have its employees testify when requested and make available relevant documents and information, including, for example, records, papers, samples, specimens, and the like.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE 5

CONFIDENTIALITY

5.1 Confidentiality Obligations. The Parties agree that, during the term of this Amended and Restated License Agreement and for five (5) years thereafter, all Confidential Information disclosed by one Party to the other Party hereunder shall be received and maintained by the receiving Party in strict confidence, shall not be used for any purpose other than the purposes expressly permitted by this Amended and Restated License Agreement, and shall not be disclosed to any Third Party except to the extent necessary to grant a sublicense to the rights granted to Shell hereunder; provided that such disclosure is made under obligations of confidentiality and non-use no less restrictive than the obligations placed upon Shell herein. The Parties acknowledge and agree that the structure and composition of each particular Biocatalyst developed under the Program shall be deemed Confidential Information of Codexis, subject to the confidentiality and non-use obligations set forth in this Article 5. The obligations of confidentiality and non-use set forth in the first sentence of this Section 5.1 will not apply to any information to the extent that it can be established by the receiving Party that such information:

(a) was already known to the receiving Party or its Affiliates at the time of disclosure without restriction as to confidentiality or use, as evidenced by competent evidence;

(b) was generally available to the public or was otherwise part of the public domain at the time of its disclosure to the receiving Party or its Affiliates;

(c) became generally available to the public or otherwise becomes part of the public domain after its disclosure and other than through any fault of the receiving Party or its Affiliates in breach of this Amended and Restated License Agreement;

(d) was subsequently lawfully disclosed to the receiving Party or its Affiliates by a Third Party without restriction as to confidentiality or use and other than in contravention of a confidentiality obligation of such Third Party to the disclosing Party or its Affiliates; or

(e) is independently developed by employees or agents of the receiving Party or its Affiliates without reliance upon or access to Confidential Information of the disclosing Party or its Affiliates, as evidenced by competent evidence.

Each Party represents and warrants that it has or will obtain written agreements from each person who has a need to know the other Party’s Confidential Information, which agreements will obligate such person to obligations of confidentiality and non-use no less restrictive than the obligations set forth herein, and to assign to such Party all inventions made by such person during the course of performing any tasks associated with the other Party’s Confidential Information. Further, each Party represents and warrants that those of its employees which have a need to know the other Party’s Confidential Information are bound by obligations of confidentiality and non-use to the employer Party. Either Party may disclose Confidential Information of the other Party to such Party’s Affiliates or to sublicensees or, in the case of Shell, Third Parties for purposes of having any Biocatalyst manufactured in accordance with Section 2.4; provided that any such Affiliate, sublicensee or Third Party agrees prior to such disclosure to be bound by obligations of confidentiality and non-use no less restrictive than those assumed by such disclosing Party herein.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Notwithstanding this Article 5 the receiving Party may disclose any Confidential Information of the disclosing Party that the receiving Party is required to disclose under applicable laws or regulations or an order by a court or other regulatory body having competent jurisdiction; provided, however, that except where impracticable, the receiving Party shall give the disclosing Party reasonable advance notice of such disclosure requirement (which shall include a copy of any applicable subpoena or order) and shall afford the disclosing Party a reasonable opportunity to oppose, limit or secure confidential treatment for such required disclosure. In the event of any such required disclosure, the receiving Party shall disclose only that portion of the Confidential Information of the disclosing Party that the receiving Party is legally required to disclose and, in the event a protective order is obtained by the disclosing Party, nothing in this Article 5 shall be construed to authorize the receiving Party to use or disclose any disclosing Party Confidential Information to parties other than such court or regulatory body or beyond the scope of the protective order. Codexis and its Affiliates may disclose this Amended and Restated License Agreement if required to be disclosed by applicable State or federal tax or securities laws to the extent, and only to the extent, such laws require such disclosure and Codexis provides Shell a reasonable opportunity to review and comment on the general text of such disclosure.

ARTICLE 6

OTHER AGREEMENTS

6.1 Other Agreements. Concurrently with the execution of this Amended and Restated License Agreement, Codexis and Shell shall enter into the Amended and Restated Research Agreement and the Series E Stock Purchase Agreement (as defined in the Amended and Restated Research Agreement).

6.2 Entire Agreement. This Amended and Restated License Agreement, the Amended and Restated Research Agreement, the Series D Stock Purchase Agreement (as defined in the Amended and Restated Research Agreement), and the Series E Stock Purchase Agreement are the sole agreements with respect to the subject matter hereof and supersede all other prior and contemporaneous agreements and understandings between the Parties with respect to same, including without limitation that certain Non-Binding Term Sheet by and between Codexis and Shell dated as of August 23, 2006, that certain Collaborative Research Agreement by and between Codexis and Shell effective as of November 1, 2006, as amended, and that certain License Agreement by and between Codexis and Shell effective as of November 1, 2006.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES

7.1 Representations by Codexis. Codexis represents and warrants that, as of the Execution Date: (a) it is duly organized and validly existing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to enter into this Amended and Restated License Agreement; (b) it is in good standing with all relevant governmental authorities; (c) it has taken all corporate actions necessary to authorize the execution and delivery of this Amended and Restated License Agreement and the performance of its obligations under this Amended and Restated License Agreement; (d) the performance of its obligations under this Amended and Restated License Agreement do not conflict with, or constitute a default under its charter documents, any contractual obligation of Codexis or any court order; (e) it has the right to make the license grants set forth in this Amended and Restated License Agreement; and (f) there are no preexisting agreements, commitments or other arrangements with any Third Party, including the United States government or any agency thereof, which will inhibit or restrict Codexis from carrying out the terms of this Amended and Restated License Agreement. Codexis further represents and warrants that it shall not, during the term of this Amended and Restated License Agreement, without the prior written consent of Shell (i) provide any Third Party, including the United States government or agency thereof, any claim to rights relating to the Codexis Licensed Technology (to the extent such Codexis Licensed Technology is licensed to Shell hereunder) or the Program Technology, or (ii) enter into any agreements, commitments or other arrangement with any Third Party, including the United States government or agency thereof, in each case that would (1) prohibit Codexis from fulfilling its obligations hereunder or (2) be inconsistent with the rights granted by Codexis to Shell under Section 2.1 and its obligations under Articles 4 and 5.

7.2 Representations by Shell. Shell represents and warrants that, as of the Execution Date: (a) it is duly organized and validly existing under the laws of the jurisdiction of its formation and has full corporate power and authority to enter into this Amended and Restated License Agreement; (b) it is in good standing with all relevant governmental authorities; (c) it has taken all corporate actions necessary to authorize the execution and delivery of this Amended and Restated License Agreement and the performance of its obligations under this Amended and Restated License Agreement; and (d) the performance of its obligations under this Amended and Restated License Agreement do not conflict with, or constitute a default under its charter documents, any contractual obligation of Shell or any court order.

7.3 Covenants of Shell. Shell covenants that it will not, without the prior written consent of Codexis, (a) reverse engineer, deconstruct or in any way determine, or attempt to reverse engineer, deconstruct or in any way determine, the structure or composition of any Biocatalyst licensed to Shell hereunder; provided, however, that Shell may determine the structure and composition of a particular Biocatalyst developed under the Program for the purpose of manufacturing or having manufactured such a particular Biocatalyst solely for the purpose of manufacturing or having manufactured a Licensed Product in the Licensed Field of Use in accordance with the rights granted by Codexis to Shell pursuant to Section 2.1; or (b) modify or otherwise create any derivative of any such Biocatalyst; or (c) do indirectly, either

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

through a Third Party or a Shell Affiliate, any of the activities contained in (a) or (b) above that Shell itself agrees not to do. Notwithstanding the foregoing, in the event that Shell desires to modify or otherwise create any derivative of any particular Biocatalyst developed under the Program and licensed by Codexis hereunder and Codexis notifies Shell in writing within one hundred twenty (120) days after receipt by Codexis of a written request by Shell to modify or otherwise create any derivative of any such Biocatalyst that it is unwilling or unable to perform such modification or otherwise create such derivative under commercially reasonable terms, then Shell shall be relieved of its obligations under this Section 7.3 with respect to such particular Biocatalyst.

7.4 Disclaimer of Warranties. EXCEPT AS SPECIFICALLY SET FORTH IN THIS ARTICLE 7, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR USE, NON-INFRINGEMENT, AND ANY OTHER STATUTORY WARRANTY.

ARTICLE 8

INDEMNIFICATION

8.1 Indemnification by Codexis. Codexis shall fully indemnify, defend and hold Shell and its Affiliates, and their respective agents, employees, consultants, officers and directors (the “Shell Indemnitees”) harmless from and against any and all liability, damage, loss, cost or expense (including reasonable attorneys’ fees) arising out of Third Party claims or suits (collectively “Losses”) arising from: (a) breach by Codexis of any of its representations and warranties under this Amended and Restated License Agreement; (b) failure to perform its obligations under this Amended and Restated License Agreement; (c) infringement of patent rights owned or otherwise controlled by such Third Party by the practice of the Program Patent Rights or the Program Licensed Technology pursuant to the terms of this Amended and Restated License Agreement; provided that Codexis’ indemnification obligations pursuant to this Section 8.1(c) shall not extend to any intellectual property provided to Codexis or any Affiliate of Codexis by or on behalf of Shell or any Affiliate of Shell, or to improvements made by Codexis or any Affiliate of Codexis to such intellectual property; provided, further, that for purposes of this Section 8.1(c) only, “Losses” shall not include attorneys’ fees; provided, further, that Codexis’ indemnification obligations pursuant to this Section 8.1(c) shall not extend to any patent rights owned or otherwise controlled by a Third Party identified in a written notice by Codexis to Shell that would be infringed by the practice of the Program Patent Rights or the Program Licensed Technology, such notice to be provided to Shell within ninety (90) days after Codexis becomes aware of such patent rights and prior to the later of (1) the expiration or termination of the Amended and Restated Research Agreement and (2) the entry by Shell or a Shell Affiliate into a non-alterable commitment with respect to the use of the allegedly infringing Program Patent Rights or Program Licensed Technology; provided, further, that Codexis’ indemnification obligations pursuant to this Section 8.1(c) shall be limited for any particular Loss to five million dollars ($5,000,000) where, for purposes of clarity, such five million dollars ($5,000,000) shall not include attorneys’ fees; and provided, further, that the aggregate indemnification obligations of Codexis pursuant to this Section 8.1(c) shall be capped for all

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Losses at fifteen million dollars ($15,000,000) where, for purposes of clarity, such fifteen million dollars ($15,000,000) shall not include attorneys’ fees; or (d) the negligence or willful misconduct of Codexis or its Affiliates, and its or their directors, officers, agents, employees, sublicensees or consultants; except in any such case for Losses to the extent, and only to the extent, reasonably attributable to a breach by Shell of its representations and warranties set forth in this Amended and Restated License Agreement or the Shell Indemnitees having committed an act or acts of gross negligence, recklessness or willful misconduct.

8.2 Indemnification by Shell. Shell shall fully indemnify, defend and hold Codexis and its Affiliates, and their respective agents, employees, consultants, officers and directors (the “Codexis Indemnitees”) harmless from and against any and all Losses arising from: (a) breach by Shell of any of its representations and warranties under this Amended and Restated License Agreement; (b) failure to perform its obligations under this Amended and Restated License Agreement; (c) the use under this Amended and Restated License Agreement by Shell or a Shell Affiliate of any Biocatalyst except to the extent such Losses relate to the infringement of any intellectual property right of a Third Party; (d) the use under this Amended and Restated License Agreement by a Third Party sublicensee of any Biocatalyst except to the extent such Losses relate to the infringement of any intellectual property right of a Third Party; provided, however, that Shell’s indemnification obligations pursuant to this Section 8.2(d) shall be limited for any particular Loss incurred as a result of activities conducted (i) in the Intermediate Field of Use to five million dollars ($5,000,000) and (ii) in the Fuel Field of Use to fifteen million dollars ($15,000,000); and provided, further, that the aggregate indemnification obligations of Shell pursuant to this Section 8.2(d) shall be capped for all Losses incurred as a result of activities conducted (i) in the Intermediate Field of Use at twenty-five million dollars ($25,000,000) and (ii) in the Fuel Field of Use at seventy-five million dollars ($75,000,000); or (e) infringement of patent rights owned or otherwise controlled by such Third Party by the practice of intellectual property provided to Codexis or any Affiliate of Codexis by or on behalf of Shell or any Affiliate of Shell, or to improvements made by Codexis or any Affiliate of Codexis to such intellectual property; or (f) the negligence or willful misconduct of Shell or its Affiliates, and its or their directors, officers, agents, employees, sublicensees, or consultants; except in any such case for Losses to the extent, and only to the extent, reasonably attributable to a breach by Codexis of its representations and warranties set forth in this Amended and Restated License Agreement or the Codexis Indemnitees having committed an act or acts of gross negligence, recklessness or willful misconduct. Shell shall use commercially reasonable efforts to require Third Party sublicensees to indemnify Shell and Codexis against Losses due to such Third Party sublicensee’s use of any Biocatalyst sublicensed to such Third Party sublicensee pursuant to this Amended and Restated License Agreement.

8.3 Environmental. Notwithstanding any other indemnification obligation in this Amended and Restated License Agreement, and in addition to any rights the Parties may have under relevant federal, state, or local statutory and common laws, each Party shall fully indemnify, defend and hold the other Party and its Affiliates harmless from and against any and all Losses incurred as a result of Environmental Matters; provided, however, that this indemnification shall not apply to the extent any such Losses result from the acts or omissions of personnel of the indemnified

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Party or its Affiliates which occur at any site of the indemnified Party or the site of any supplier of the indemnified Party. For purposes of this Section 8.3, “Environment Matters” shall mean:

(a) the operation by the indemnifying Party, its Affiliates, sublicensees, or subcontractors of any site or facility in a manner that is not in compliance with and in violation of any Environmental Law;

(b) any release of Hazardous Materials into the environment by the indemnifying Party, its Affiliates, sublicensees, or its subcontractors; or any Hazardous Materials that have been Disposed of at a site of the indemnifying Party or any site of any supplier (other than Codexis as supplier) of the indemnifying Party or other site or facility operated by the indemnifying Party, its Affiliates or its subcontractors, as the term Disposed is defined in applicable Environmental Laws;

(c) any failure to obtain or maintain all permits and provide all notices required by Environmental Laws for the lawful operation of any site of the indemnifying Party or any site of any supplier of the indemnifying Party or other facilities or sites operated by the indemnifying Party, its Affiliates, sublicensees, or its subcontractors; and

(d) any other actual or alleged act or omission relating to the handling or disposal of Hazardous Materials at any site of the indemnifying Party or any site of any supplier of the indemnifying Party or the handling or disposal of Hazardous Materials by the indemnifying Party, its Affiliates, sublicensees, or its subcontractors at any other facility or site.

For purposes of this Section 8.3, “Environmental Law” shall mean any treaty, law, ordinance, regulation or order of any jurisdiction, relating to environmental matters, including, but not limited to, matters governing air pollution; water pollution; the use, handling, reporting, release, storage, transport, or disposal of Hazardous Materials as defined herein above; exposure to or discharge of Hazardous Materials; occupational safety and health; and public health.

For purposes of this Section 8.3, “Hazardous Materials” includes, but is not limited to, air contaminant, water pollutant, hazardous material, hazardous waste, hazardous substance, toxic and hazardous substance, medical waste, infectious waste, “chemicals know to the State of California to cause cancer or reproductive toxicity”, asbestos and PCB’s, as such substances are defined under any applicable federal, state or local statute, regulation, rule or ordinance

8.4 Notification of Claim; Conditions to Indemnification Obligations.

(a) Except with respect to Shell’s right to receive indemnification under Section 8.1(c), as a condition to a Party’s right to receive indemnification under this Article 8, that Party shall: (a) promptly notify (“Claim Notice”) the other Party as soon as it becomes aware of a claim or suit for which indemnification may be sought pursuant hereto (provided that the failure to give a Claim Notice promptly shall not prejudice the rights of an indemnified Party except to the extent that the failure to give such prompt notice materially adversely affects the ability of the indemnifying Party to defend the claim or suit); (b) cooperate with the indemnifying Party in the defense of such claim or suit, at the expense of the indemnifying Party; and (c) if the indemnifying Party confirms in writing to the indemnified Party its intention to defend such claim

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

or suit within fifteen (15) business days of receipt of the Claim Notice, permit the indemnifying Party to control the defense of such claim or suit, including without limitation the right to select defense counsel; provided that if the indemnifying Party fails to (i) provide such confirmation in writing within the fifteen (15) business day period; or (ii) diligently and reasonably defend such suit or claim at any time, its right to defend the claim or suit shall terminate immediately in the case of (i) and otherwise upon twenty (20) days’ written notice to the indemnifying Party and the indemnified Party may assume the defense of such claim or suit at the sole expense of the indemnifying Party and may settle or compromise such claim or suit without the consent of the indemnifying Party. In no event, however, may the indemnifying Party compromise or settle any claim or suit in a manner which admits fault or negligence on the part of any indemnified Party or that otherwise materially affects such indemnified Party’s rights under this Amended and Restated License Agreement or requires any payment by an indemnified Party without the prior written consent of such indemnified Party. Except as expressly provided above, the indemnifying Party will have no liability under this Article 8 with respect to claims or suits settled or compromised without its prior written consent. The indemnified Party shall have the right, but not the duty, at its sole cost and expense, to participate in the defense of any claim or suit hereunder with attorneys of its own selection without relieving the indemnifying Party of any of its obligations hereunder.

(b) As a condition to Shell’s right to receive indemnification under Section 8.1(c), Shell shall (i) promptly provide Codexis with a Claim Notice as soon as it becomes aware of a claim or suit for which indemnification may be sought pursuant to Section 8.1(c) (provided that the failure to give a Claim Notice promptly shall not prejudice the rights of Shell except to the extent that the failure to give such prompt notice materially adversely affects the ability of Codexis to defend the claim or suit); (ii) cooperate with Codexis in the defense of any suit, action or proceeding alleging the infringement of the intellectual property rights of a Third Party by reason of the use of Program Patent Rights or Codexis Patent Rights in the manufacture, use or sale of a Licensed Product; and (iii) give to Codexis all authority (including the right to exclusive control of the defense of any such suit, action or proceeding and the exclusive right after consultation with Shell, to compromise, litigate, settle or otherwise dispose of any such suit, action or proceeding), at Codexis’ expense, including by providing information and assistance necessary to defend or settle any such suit, action or proceeding; provided, however, Codexis shall keep Shell informed of the status of any such suit, action or proceeding in a timely manner, and must obtain Shell’s prior written consent to such part of any settlement which contemplates payment or other action by Shell or has a material adverse effect on Shell’s business or the use of Program Patent Rights or the Codexis Patent Rights. Codexis shall give Shell prompt written notice of the commencement of any such suit, action or proceeding or claim of infringement and will furnish Shell a copy of each communication relating to the alleged infringement. If it becomes necessary for defense of the suit, action or proceeding for Codexis to join Shell in any such suit, action or proceeding, Codexis may join Shell as a co-defendant if necessary or desirable, and thereafter Shell may participate in the prosecution of such suit, action or proceeding, at Shell’s expense, and shall execute all documents and take all other actions, including giving testimony, which may reasonably be required in connection with such suit, action or proceeding.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE 9

TERM AND TERMINATION

9.1 Term. The term of this Amended and Restated License Agreement will commence on the Effective Date and, unless earlier terminated in accordance with Section 9.2 or 9.3 below, shall continue in effect until the expiration of Shell’s payments obligation to Codexis in accordance with Section 3.6.

9.2 Termination Upon Material Breach. Material failure by a Party to comply with any of its obligations contained herein shall entitle the Party not in default to give to the Party in default written notice (a “Default Notice”) specifying the nature of the default, requiring such defaulting Party to make good or otherwise cure such default, and stating the non-defaulting Party’s intention to terminate this Amended and Restated License Agreement if such default is not cured. If such default is not cured within sixty (60) days after the date the Default Notice was sent, then the Party not in default shall be entitled, without prejudice to any other rights conferred on it by this Amended and Restated License Agreement, and in addition to any other remedies available to it by law or in equity, to terminate this Amended and Restated License Agreement by written notice of termination to the defaulting Party; provided, however, that if the Party receiving such Default Notice (the “Disputing Party”) has a reasonable basis for disputing that it is in default and such Party provides written notice thereof to the other Party before the expiration of such sixty (60) day cure period, then the Disputing Party shall have the right, prior to the expiration of such sixty (60) day period, to submit such dispute for resolution in accordance with the provisions of Section 10.7; provided further that in the event that as a result of such resolution, the Party receiving such Default Notice is found to be in default and such default is not cured within forty-five (45) days after the date of such resolution, then the Party not in default shall be entitled, without prejudice to any other rights conferred on it by this Amended and Restated License Agreement, and in addition to any other remedies available to it by law or in equity, to terminate this Amended and Restated License Agreement by written notice of termination to the defaulting Party.

9.3 Termination by Shell. Shell shall have the right to terminate this Amended and Restated License Agreement at any time upon six (6) months prior written notice to Codexis.

9.4 Consequences of Expiration or Termination.

(a) The following Articles and Sections of this Amended and Restated License Agreement shall survive its termination or expiration: Articles 5, 8 and 10, and Sections 2.3, 3.5, 6.2, 7.3, 7.4 and 9.4. In addition, upon the expiration of this Amended and Restated License Agreement or in the event of termination by Shell pursuant to Section 9.2, Section 2.1 shall survive such expiration or termination, as the case may be.

(b) Termination of this Amended and Restated License Agreement for any reason shall be without prejudice to (i) the rights and obligations of the Parties set forth in any Articles or Sections which provide by their terms performance by either Party subsequent to termination; (ii) Codexis’ rights to receive all payments accrued under Article 3 prior to the effective date of such termination, or (iii) any other remedies which either Party may otherwise have.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE 10

GENERAL PROVISIONS

10.1 Relationship of the Parties. The Parties shall perform their obligations under this Amended and Restated License Agreement as independent contractors and nothing contained in this Amended and Restated License Agreement shall be construed to make either Codexis or Shell partners, joint venturers, principals, representatives or employees of the other. Neither Party shall have any right, power or authority, express or implied, to bind the other. Shell and Codexis agree that this Amended and Restated License Agreement shall not constitute a partnership for tax purposes. In the event, however, that this Amended and Restated License Agreement were so construed, then Shell and Codexis agree to be excluded from the provisions of Subchapter K of the United States Internal Revenue Code of 1986, as amended.

10.2 Assignments. Neither Party may transfer or assign its rights and obligations under this Amended and Restated License Agreement without the prior written consent of the other Party; provided that either Party may transfer or assign its rights and obligations under this Amended and Restated License Agreement to a successor to all or substantially all of its business or assets relating to this Amended and Restated License Agreement whether by sale, acquisition, merger, operation of law or otherwise. Notwithstanding anything to the contrary, any transferee, assignee or successor of a Party shall agree in writing to be bound by the terms of this Amended and Restated License Agreement prior to the effective date of transfer or assignment of this Amended and Restated License Agreement and, thereafter, this Amended and Restated License Agreement shall be binding upon such transferee, assignee or successor. Any attempted transfer or assignment of this Amended and Restated License Agreement not in accordance with this Section 10.2 will be null and void.

10.3 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate in order to carry out the express provisions of this Amended and Restated License Agreement.

10.4 Force Majeure. Except for the payment of money, neither Party shall be liable to the other for failure or delay in the performance of any of its obligations under this Amended and Restated License Agreement for the time and to the extent such failure or delay is caused by earthquake, riot, civil commotion, war, terrorist acts, strike, flood, or governmental acts or restriction that is beyond the control of the respective Party. The Party affected by such force majeure will provide the other Party with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities), and will use commercially reasonable efforts to overcome the difficulties created thereby and to resume performance of its obligations as soon as practicable.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

10.5 Captions. The captions to this Amended and Restated License Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Amended and Restated License Agreement.

10.6 Governing Law. This Amended and Restated License Agreement will be governed by and interpreted in accordance with the laws of the State of New York, applicable to contracts entered into and to be performed wholly within the State of New York, excluding conflict of laws principles.

10.7 Dispute Resolution; Jurisdiction and Venue. Any controversy or claim (“Dispute”), whether based on contract, tort, statute or other legal or equitable theory (including but not limited to any claim of fraud, misrepresentation or fraudulent inducement or any question of validity or effect of this Amended and Restated License Agreement including this clause) arising out of or related to this Amended and Restated License Agreement (including but not limited to any amendments, annexations, and extensions) or the breach thereof shall be settled by consultation between the Parties initiated by written notice of the Dispute to the other Party. In the event such consultation does not settle the Dispute within thirty (30) days after written notice of such Dispute, then the Dispute shall be settled by binding arbitration in accordance with the then current commercial arbitration rules of the American Arbitration Association and this provision. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§ 1-16 (the “Act”) to the exclusion of any provision of state law inconsistent therewith or which would produce a different result. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction. The arbitration shall be held in Chicago, Illinois. The Parties shall agree on a single neutral arbitrator with relevant industry experience to conduct the arbitration. If the Parties do not agree on a single neutral arbitrator within ten (10) days after receipt of an arbitration notice, each Party shall select one (1) arbitrator and the two (2) Party-selected arbitrators shall select a third arbitrator with relevant industry experience to constitute a panel of three (3) arbitrators to conduct the arbitration in accordance with the Act. In the event that only one of the Parties selects an arbitrator, then such arbitrator shall be entitled to act as the sole arbitrator to resolve the Dispute or any and all unresolved issues subject to the arbitration. Each and all arbitrator(s) of the arbitration panel conducting the arbitration must and shall agree to render an opinion within twenty (20) days after the final hearing before the panel. The arbitrator(s) shall determine the claim of the Parties and render a final award in accordance with the substantive law of the State of New York, excluding the conflicts provisions of such law. The arbitrator shall set forth the reasons for the award in writing. The terms hereof shall not limit any obligations of a Party to defend, indemnify or hold harmless another Party against court proceedings or other claims, losses damages or expenses. All proceedings and decisions of the arbitrator(s) shall be deemed Confidential Information of each of the Parties, and shall be subject to Article 5 hereof. Notwithstanding anything herein to the contrary, a party may seek a temporary restraining order or a preliminary injunction from any court of competent jurisdiction in order to prevent immediate and irreparable injury, loss, or damage on a provisional basis, pending the decision of the arbitrator(s) on the ultimate merits of any Dispute.

10.8 Notices and Deliveries. Any notice, request, delivery, approval or consent required or permitted to be given under this Amended and Restated License Agreement will be in writing and will be deemed to have been sufficiently given on the date of receipt if delivered

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

in person, transmitted by telecopier (receipt verified) or by express courier service (signature required) or five (5) days after it was sent by registered letter, return receipt requested (or its equivalent), provided that no postal strike or other disruption is then in effect or comes into effect within two (2) days after such mailing, to the Party to which it is directed at its address or facsimile number shown below or such other address or facsimile number as such Party will have last given by notice to the other Party.

If to Codexis, addressed to:

Codexis, Inc.

200 Penobscot Drive

Redwood City, CA 94063

Attention: Chief Executive Officer

Telephone: 650-980-5600

Fax: 650-298-5449

with a copy to:

Codexis, Inc.

200 Penobscot Drive

Redwood City, CA 94063

Attention: General Counsel

Telephone: 650-421-8160

Fax: 650-421-8108

If to Shell, addressed to:

Shell Oil Products (US)

910 Louisiana Street

Houston, TX 77002

Attention: Fuel Development Program Manager (Americas)

Telephone: 713-241-1461

Fax: 713-241-9800

with a copy to:

Shell Oil Company

Associate General Counsel, Intellectual Property Services

910 Louisiana

Houston, TX 77002

Fax: 713-241-6617

10.9 No Consequential Damages. EXCEPT PURSUANT TO ARTICLE 8, IN NO EVENT WILL A PARTY OR ANY OF ITS RESPECTIVE AFFILIATES BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES, WHETHER IN CONTRACT, WARRANTY,

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS OR REVENUE, OR CLAIMS OF CUSTOMERS OF ANY OF THEM OR OTHER THIRD PARTIES FOR SUCH DAMAGES.

10.10 Waiver. A waiver by a Party of any of the terms and conditions of this Amended and Restated License Agreement in any instance will not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Amended and Restated License Agreement will be cumulative and none of them will be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

10.11 Severability. When possible, each provision of this Amended and Restated License Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Amended and Restated License Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective but only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or of this Amended and Restated License Agreement. The Parties will make an effort to replace the invalid or unenforceable provision with a valid one which in its economic effect is most consistent with the invalid or unenforceable provision.

10.12 Counterparts. This Amended and Restated License Agreement may be executed simultaneously in counterparts, any one of which need not contain the signature of more than one Party but both such counterparts taken together will constitute one and the same agreement.

10.13 Compliance with Laws. Each Party shall comply with all applicable statutes, laws, regulations, enactments, directives and ordinances and all injunctions, decisions, directives, judgments and orders of any governmental authority in effect at any time in connection with the performance of its obligations under this Amended and Restated License Agreement.

10.14 Amendment. No amendment of any provision of this Amended and Restated License Agreement shall be binding on a Party to this Amended and Restated License Agreement unless consented to in writing and signed by such Party. Signatures and writings in an electronic form do not constitute or create a writing signed by a Party.

[Signature page follows]

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

IN WITNESS WHEREOF, the Parties have caused this Amended and Restated License Agreement to be executed by their respective duly authorized officers as of the Execution Date, each copy of which will for all purposes be deemed to be an original.

CODEXIS, INC.

By:	/s/ Alan Shaw
Name:	Alan Shaw
Title:	President

EQUILON ENTERPRISES LLC DBA SHELL OIL PRODUCTS US

By:	/s/ David A. Sexton
Name:	David A. Sexton
Title:	President

[Signature Page to Amended and Restated License Agreement]

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT 1.26

Program Patent Rights

Intentionally left blank as of the Execution Date.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.